Exhibit 99

           McDermott reports Fourth Quarter 2003 Loss from
   Continuing Operations of $81.4 million, $1.26 per diluted share

    NEW ORLEANS, La.--(BUSINESS WIRE)--March 11, 2004--

      Includes B&W Settlement Revaluation Expense of $9.7 Million
   After-Tax and $64.7 Million in Losses from Three J. Ray Projects
                   Expected to Be Completed in 2004

    McDermott International, Inc. (NYSE:MDR) ("McDermott" or the "Company") today reported a loss from continuing operations of $81.4 million, or $1.26 per diluted share, for the fourth quarter of 2003, compared to a loss from continuing operations of $185.6 million, or $2.96 per diluted share, for the corresponding period in 2002. Including a loss of $1.3 million from discontinued operations, net loss for the 2003 fourth quarter was $82.7 million, or $1.28 per diluted share. Net loss for the fourth quarter of 2002 was $184.5 million, or $2.94 per diluted share, which included income from discontinued operations of $1.1 million. Weighted average common shares outstanding on a fully diluted basis were 64.6 million and 62.7 million for December 31, 2003 and December 31, 2002, respectively.
    Revenues in the fourth quarter of 2003 increased 31.5 percent, to $581.8 million, compared to the corresponding period in 2002. The growth in revenues is due to increased activity among J. Ray McDermott, S.A. and its subsidiaries ("J. Ray"), which comprise McDermott's Marine Construction Services segment, partially offset by lower revenues at BWX Technologies, Inc. ("BWXT"), the principle subsidiary in McDermott's Government Operations segment.
    The fourth quarter 2003 operating loss was $61.1 million, which included $64.7 million of losses on three J. Ray projects, including a $10.9 million increase in the estimated costs necessary to complete the Front Runner EPIC spar, a $24.6 million increase in the expected loss associated with the Carina Aries project in Argentina, and a $29.2 million loss on the Belanak FPSO project at J. Ray's Batam Island facility. Also included in the operating loss was an increase in an insurance charge to J. Ray of $5.4 million, and $18.9 million of corporate, non-cash qualified pension plan expense. Partially offsetting these items was a $4.5 million benefit at BWXT associated with a reimbursable corporate expense. As indicated in its March 1, 2004 press release, the Company is seeking to recover up to $25 million of the losses J. Ray recorded during 2003 through change orders, negotiated settlements or legal proceedings.
    The 2002 fourth quarter operating loss of $70.5 million included an increase of $47.2 million in expenses related to J. Ray's three EPIC spar contracts.
    "The fourth quarter 2003 was a step backwards in the turnaround process at J. Ray due to additional charges on the three projects, but I continue to believe that we will be successful in our efforts, particularly as we see the end in sight to these troubled projects," said Bruce W. Wilkinson, chairman of the board and chief executive officer of McDermott. "We have now substantially completed two of the EPIC spar projects that have plagued J. Ray, and these three remaining projects that are in loss positions will be behind us during 2004."
    The Company's other expense for the fourth quarter of 2003 was $15.8 million, compared to $91.0 million in the fourth quarter of 2002. The year-over-year improvement is primarily due to the $86.4 million establishment of the estimated costs related to The Babcock & Wilcox Company ("B&W") Chapter 11 settlement in the 2002 fourth quarter, compared to the $8.9 million revaluation of that expense in the 2003 fourth quarter. This revaluation will continue to fluctuate on a quarterly basis and is largely dependent on the quarterly price movement in McDermott's stock price.

    RESULTS OF OPERATIONS

    2003 Fourth Quarter Compared to 2002 Fourth Quarter

    Marine Construction Services Segment

    Revenues from the Marine Construction Services segment increased 54 percent to $428.6 million in the 2003 fourth quarter. The revenue growth resulted from increased activity on fabrication and marine installation projects in all geographic areas where J. Ray operates, other than the Gulf of Mexico.
    Segment loss for the 2003 fourth quarter was $61.3 million compared to a segment loss in the fourth quarter 2002 of $81.9 million. Major projects contributing to the 2003 fourth quarter loss were the $64.7 million of aggregate charges on the projects referred to above (Carina Aries, Front Runner and Belanak), partially offset by $2.8 million of gains on sales of assets. Selling, general and administrative expenses were $17.4 million, $1.5 million lower in the 2003 fourth quarter compared to the 2002 fourth quarter.
    At December 31, 2003, J. Ray's backlog of $1.4 billion included $78.5 million related to uncompleted work on the Front Runner spar, $38.7 million on the Belanak project and $56.4 million related to the Carina Aries project. J. Ray's backlog was $1.5 billion and $2.1 billion at September 30, 2003 and December 31, 2002, respectively.

    Government Operations Segment

    Revenues from the Government Operations segment decreased $11.4 million to $153.3 million in the 2003 fourth quarter primarily due to lower revenues from a management and operations contract in Ohio, partially offset by higher volumes from the manufacture of nuclear components for certain U.S. government programs.
    Segment income increased 45 percent to $21.1 million in the 2003 fourth quarter, primarily due to the following:

    -- higher volumes and margins from the manufacture of nuclear components for certain U.S. government programs;

    --  the reimbursement of $4.5 million of a corporate expense;

    -- better margins from the commercial nuclear environmental services; and

    -- reduced spending on fuel cell research and development projects, and lower other G&A expenses.

    These items were partially offset by lower volumes from other commercial work.
    At December 31, 2003, BWXT's backlog was $1.8 billion, compared to backlog of $1.4 billion and $1.7 billion at September 30, 2003 and December 31, 2002, respectively.

    Corporate

    Corporate expenses were $21.0 million in the 2003 fourth quarter, an increase of $17.6 million over the 2002 fourth quarter, primarily due to an increase of $17.3 million in non-cash qualified pension plan expense as a result of year-end 2002 changes in the discount rate and plan asset performance.

    Other Income and Expense

    Net interest expense was $6.7 million in the 2003 fourth quarter compared to $0.9 million in the 2002 fourth quarter, due to higher interest rates associated with the Company's borrowings, and lower interest income due to a decrease in the amount of, and average interest rates earned on, investments.
    During the 2003 fourth quarter, revaluation of certain components of the estimated settlement cost related to the Chapter 11 proceedings involving B&W resulted in an increase in the estimated cost of the settlement to $127.9 million, resulting in the recognition of other expense of $8.9 million ($9.7 million after tax). The consideration to be provided in the proposed settlement includes, among other things, McDermott common stock, a related share price guaranty obligation and a promissory note. The increase in the fourth quarter 2003 estimated settlement cost is due primarily to an increase in the price of McDermott's common stock from $5.71 per share at September 30, 2003 to $11.95 per share at December 31, 2003. The Company is required to revalue certain components of the estimated settlement cost quarterly and at the time the securities are issued, assuming the settlement is finalized. Assuming issuance of the debt and equity securities, the Company will record such amounts as either liabilities or stockholders' equity based on the nature of the individual securities. Thereafter, only the three-year share price guaranty will be required to be revalued on an ongoing quarterly basis.
    The Company reported other expense of $0.2 million in the 2003 fourth quarter, compared to $3.7 million in the 2002 fourth quarter, due to minority interest income associated with a J. Ray joint venture, partially offset by an increase in foreign currency transaction losses.
    Provision for income taxes during the fourth quarter of 2003 was $4.5 million, compared to $24.1 million during the fourth quarter of 2002. The $19.6 million variance was due to the fourth quarter 2002 increase in provision for income taxes associated with the B&W Chapter 11 settlement.

    DISCONTINUED OPERATIONS

    In August 2003, the Company completed the sale of Menck GmbH ("Menck"), formerly a component of the Marine Construction Services segment. Accordingly, the Company has reported the results of operations for Menck as discontinued operations. In the fourth quarter 2003, the Company recorded a loss of $1.3 million associated with the resolution of open issues related to the sale of Menck.
    Hudson Products Corporation ("HPC") was sold in July 2002. Accordingly, the Company has reported the results of operations for HPC as discontinued operations during the year 2002.

    THE BABCOCK & WILCOX COMPANY

    The Company wrote off its remaining investment in B&W of $224.7 million during the second quarter of 2002 and has not consolidated B&W with McDermott's financial results since B&W's Chapter 11 bankruptcy filing in February 2000. B&W's revenues decreased $40.0 million, compared to the fourth quarter of 2002, to $356.3 million in the fourth quarter of 2003. B&W's net income for the 2003 fourth quarter was $24.1 million, an increase of $274.9 million versus the corresponding period in 2002, due to a $286.5 million expense in the fourth quarter 2002 related to an increase in B&W's expected asbestos liability.

    LIQUIDITY

    On a consolidated basis, the Company incurred negative cash flows for the fourth quarter and full-year 2003. J. Ray expects to incur negative cash flows from operations during three of four quarters in 2004, due to the cash outflow on the three spar projects, the Carina Aries project and the Belanak project, for which substantial income statement expenses have already been recorded. The Company expects negative cash flows on a consolidated basis for two of the four quarters in 2004, reflecting J. Ray's negative cash flows.
    Completion of these projects has and will continue to put a strain on J. Ray's current liquidity. J. Ray intends to fund its negative cash flow in 2004 with cash on hand, including cash expected to be made available when it obtains a new letter-of-credit facility, as well as through sales of non-strategic assets.
    In December 2003, J. Ray issued $200 million of 11 percent, senior secured notes due 2013. In addition, J. Ray is currently negotiating a $75 million secured letter-of-credit facility which is expected to be completed in the first half of 2004. Completion of this facility would enable J. Ray to replace most of the approximately $80 million of existing letters of credit which are currently cash collateralized. Also in December, BWXT completed a $135 million, three-year working capital facility with a syndicate of banks.
    J. Ray's ability to obtain a new letter-of-credit facility will depend on numerous factors, including market conditions, J. Ray's performance and the negotiation of acceptable terms and conditions. In addition, J. Ray's ability to use the proceeds from sales of assets to fund its working capital requirements is limited under the terms of the indenture governing its senior secured notes. If J. Ray is unable to obtain a new letter of credit facility or a sufficient amount of available proceeds from sales of non-strategic assets, J. Ray's ability to pursue additional projects, which often require letters of credit, and its liquidity will be adversely impacted. These factors continue to cause substantial doubt about J. Ray's ability to continue as a going concern.

    OTHER INFORMATION

    About the Company

    McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.
    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott International, Inc. cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. These forward-looking statements include our expectations regarding completion of the three remaining contracts in loss positions, the backlog of our Marine Construction Services and Government Operations segments, statements relating to the proposed settlement of the B&W Chapter 11 proceedings, and statements relating to our liquidity and J. Ray's financing plans. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these risk factors, please see McDermott's annual report for the year ended December 31, 2002 and its 2003 quarterly reports filed with the Securities and Exchange Commission.

    Conference Call to Discuss 2003 Fourth Quarter Earnings Release

    Date: Friday, March 12, 2004 at 10:00 a.m. EDT (9:00 a.m. CDT) Live Webcast: Investor Relations section of website at
www.mcdermott.com
    Replay: Available for two weeks in the investor relations section of www.mcdermott.com

                    McDERMOTT INTERNATIONAL, INC.
                   CONSOLIDATED STATEMENTS OF LOSS

                           Three Months Ended    Twelve Months Ended
                              December 31,          December 31,
                            2003      2002        2003        2002
                          --------- ---------- ----------- -----------
                              (Unaudited)
                            (In thousands, except per share amounts)

Revenues                  $581,818  $ 442,398  $2,335,364  $1,733,821
----------------------------------------------------------------------
Costs and Expenses:
  Cost of operations       608,404    477,503   2,252,842   1,734,580
  Loss on write-off of
   investment in
    The Babcock & Wilcox
     Company                     -          -           -     224,664
  Impairment of JRM
   goodwill                      -                      -     313,008
  (Gains) losses on Asset
   Disposals and
   Impairments - net        (2,765)     8,062      (6,171)      7,855
Selling, general and
 administrative expenses    46,071     40,649     169,764     157,845
----------------------------------------------------------------------
                           651,710    526,214   2,416,435   2,437,952
----------------------------------------------------------------------
Equity in Income of
 Investees                   8,800     13,271      28,382      27,692
----------------------------------------------------------------------
Operating Loss             (61,092)   (70,545)    (52,689)   (676,439)
----------------------------------------------------------------------
Other Income (Expense):
  Interest income              632      1,676       3,230       8,553
  Interest expense          (7,362)    (2,607)    (18,993)    (15,123)
  Increase in estimated
   cost of The Babcock
   & Wilcox Company
   bankruptcy settlement    (8,897)   (86,377)    (14,539)    (86,377)
  Other-net                   (163)    (3,668)      2,123      (4,174)
----------------------------------------------------------------------
                           (15,790)   (90,976)    (28,179)    (97,121)
----------------------------------------------------------------------
Loss from Continuing
 Operations before
 Provision for Income
 Taxes and Cumulative
 Effect of Accounting
 Change                    (76,882)  (161,521)    (80,868)   (773,560)
Provision for Income
 Taxes                       4,489     24,082      21,290      14,406
----------------------------------------------------------------------
Loss from Continuing
 Operations before
 Cumulative Effect of
 Accounting Change         (81,371)  (185,603)   (102,158)   (787,966)
----------------------------------------------------------------------
Income (Loss) from
 Discontinued Operations    (1,336)     1,074       3,219      11,572
Loss before Cumulative
 Effect of Accounting
 Change                    (82,707)  (184,529)    (98,939)   (776,394)
Cumulative Effect of
 Accounting Change               -          -       3,710           -
----------------------------------------------------------------------
Net Loss                  $(82,707) $(184,529) $  (95,229) $ (776,394)
======================================================================
Loss per Common Share:
  Basic:
    Loss from Continuing
     Operations before
     Cumulative Effect of
     Accounting Change    $  (1.26) $   (2.96) $    (1.59) $   (12.74)
    Income (Loss) from
     Discontinued
     Operations           $  (0.02) $    0.02  $     0.05  $     0.19
    Cumulative Effect of
     Accounting Change    $   0.00  $    0.00  $     0.05  $     0.00
    Net Loss              $  (1.28) $   (2.94) $    (1.49) $   (12.55)
  Diluted:
    Loss from Continuing
     Operations before
     Cumulative Effect of
     Accounting Change    $  (1.26) $   (2.96) $    (1.59) $   (12.74)
    Income (Loss) from
     Discontinued
     Operations           $  (0.02) $    0.02  $     0.05  $     0.19


                    McDERMOTT INTERNATIONAL, INC.
               CONSOLIDATED STATEMENTS OF LOSS (cont'd)

                       Three Months Ended       Twelve Months Ended
                          December 31,              December 31,
                       2003         2002        2003         2002
                    ------------ ----------- ------------ ------------
                          (Unaudited)
                         (In thousands, except per share amounts)

Diluted: (cont'd)
  Cumulative Effect
   of Accounting
   Change           $   0.00    $      0.00  $      0.05  $      0.00
    Net Loss        $  (1.28)   $     (2.94) $     (1.49) $    (12.55)
======================================================================

Weighted Average
 Shares
  Basic              64,603,716  62,682,376   64,108,274   61,860,585
  Diluted            64,603,716  62,682,376   64,108,274   61,860,585
======================================================================


                    McDERMOTT INTERNATIONAL, INC.
                     SELECTED SEGMENT INFORMATION

                         Three Months Ended      Twelve Months Ended
                            December 31,            December 31,
                          2003        2002        2003        2002
                       ----------- ----------- ----------- -----------
                             (Unaudited)
                                       (In thousands)
REVENUES:
  Marine Construction
   Services            $  428,565  $  277,744  $1,803,924  $1,133,181
  Government
   Operations             153,260     164,666     531,522     553,827
  Power Generation
   Systems                      -           -           -      46,881
  Adjustments and
   Eliminations                (7)        (12)        (82)        (68)
----------------------------------------------------------------------
TOTAL                  $  581,818  $  442,398  $2,335,364  $1,733,821
======================================================================

SEGMENT INCOME (LOSS):
  Marine Construction
   Services            $  (61,286) $  (81,926) $  (45,882) $ (480,939)
  Government
   Operations              21,147      14,547      86,656      59,333
  Power Generation
   Systems                     10         159         127      (5,089)
----------------------------------------------------------------------
                          (40,129)    (67,220)     40,901    (426,695)
  Write-off of
   investment in B&W            -           -           -    (224,664)
  Other unallocated             -           -           -      (1,452)
  Corporate               (20,963)     (3,325)    (93,590)    (23,628)
----------------------------------------------------------------------
  OPERATING LOSS       $  (61,092) $  (70,545) $  (52,689) $ (676,439)
======================================================================


EQUITY IN INCOME
 (LOSS) OF INVESTEES:
  Marine Construction
   Services            $     (101) $    4,065  $     (534) $    5,311
  Government Operations     8,686       8,819      28,018      24,645
  Power Generation
   Systems                    215         387         898      (2,264)
----------------------------------------------------------------------
  TOTAL                $    8,800  $   13,271  $   28,382  $   27,692
======================================================================

DEPRECIATION &
 AMORTIZATION:
  Marine Construction
   Services            $    7,423  $    5,951  $   28,253  $   24,793
  Government
   Operations               3,722       3,249      13,174      11,388
  Power Generation
   Systems                      1           7          11         550
  Corporate                   777       1,179       3,066       3,889
----------------------------------------------------------------------
  TOTAL                $   11,923  $   10,386  $   44,504  $   40,620
======================================================================

CAPITAL EXPENDITURES:
  Marine Construction
   Services            $    1,724  $   18,078  $   15,520  $   44,541
  Government
   Operations               8,357       8,312      19,645      23,761
  Power Generation
   Systems                      -         110           -         356
  Corporate                   485         106       2,932         106
----------------------------------------------------------------------
  TOTAL                $   10,566  $   26,606  $   38,097  $   68,764
======================================================================

BACKLOG:
  Marine Construction
   Services            $1,443,615  $2,091,459  $1,443,615  $2,091,459
  Government
   Operations           1,819,027   1,680,559   1,819,027   1,680,559
  Power Generation
   Systems                      -           -           -           -
----------------------------------------------------------------------
  TOTAL                $3,262,642  $3,772,018  $3,262,642  $3,772,018
======================================================================


                    McDERMOTT INTERNATIONAL, INC.
          ITEMS INCLUDED IN LOSS FROM CONTINUING OPERATIONS

                                     Three Months      Twelve Months
                                        Ended              Ended
                                      December 31,      December 31,
                                     2003     2002     2003     2002
                                    ------- -------- -------- --------
                                         (Unaudited)
                                                (In millions)
ITEMS INCLUDED IN OPERATING
 INCOME (LOSS) BY SEGMENT:
  Marine Construction Services
   Losses on Spar projects          $ (8.1) $ (47.2) $ (27.9) $(149.2)
  Impairment of JRM goodwill             -        -        -   (313.0)
  J. Ray insurance charge             (5.4)       -     (5.4)       -
  Losses on Argentina (Carina
   Aries) project                    (24.6)    (9.6)   (66.5)    (9.3)
  Losses on Belanak project          (29.2)       -    (25.3)       -
----------------------------------------------------------------------
  TOTAL                             $(67.3) $ (56.8) $(125.1) $(471.5)
======================================================================

  Government Operations
  Reimbursement of Corporate
   Expense                          $  4.5  $     -  $   4.5  $     -
  Favorable resolution of contract
   dispute                               -        -      8.7        -
----------------------------------------------------------------------
  TOTAL                             $  4.5  $     -  $  13.2  $     -
======================================================================


  Corporate
  Write-off of investment in B&W $ - $ - $ - $(224.7) Qualified pension plan (expense)
   income                            (18.9)    (1.6)   (75.7)   (11.1)
----------------------------------------------------------------------
  TOTAL                             $(18.9) $  (1.6) $ (75.7) $(235.8)
======================================================================



OTHER ITEMS:
  Change in estimated cost of B&W
   bankruptcy settlement before tax $ (8.9) $ (86.4) $ (14.6) $ (86.4)
  Tax impact on B&W settlement         0.9     23.6      3.4     23.6
----------------------------------------------------------------------
  TOTAL                             $ (9.8) $(110.0) $ (18.0) $(110.0)
======================================================================


                    McDERMOTT INTERNATIONAL, INC.
                     CONSOLIDATED BALANCE SHEETS

                                ASSETS
                                                     December 31,
                                                  2003        2002
                                               ----------- -----------
                                                   (In thousands)
Current Assets:
  Cash and cash equivalents                    $  174,790  $  129,517
  Restricted cash and cash equivalents
   (See Note 21)                                  180,480      44,824
  Investments                                           -     108,269
  Accounts receivable - trade, net                195,073     177,347
  Accounts receivable from The Babcock &
   Wilcox Company                                   6,192      12,273
  Accounts and notes receivable -
   unconsolidated affiliates                       14,024      17,695
  Accounts receivable - other                      38,296      63,270
  Contracts in progress                            69,485     147,336
  Deferred income taxes                             4,168       3,350
  Other current assets                             16,019      45,403
----------------------------------------------------------------------

    Total Current Assets                          698,527     749,284
----------------------------------------------------------------------

Property, Plant and Equipment:
  Land                                             12,609      12,520
  Buildings                                       137,823     132,538
  Machinery and equipment                       1,067,665   1,030,764
  Property under construction                      26,125      62,625
----------------------------------------------------------------------

                                                1,244,222   1,238,447
  Less accumulated depreciation                   880,460     885,051
----------------------------------------------------------------------

    Net Property, Plant and Equipment             363,762     353,396
----------------------------------------------------------------------

Investments:
  Government obligations                           17,824      48,681
  Other investments                                24,976      16,277
----------------------------------------------------------------------

    Total Investments                              42,800      64,958
----------------------------------------------------------------------

Goodwill                                           12,926      12,926
----------------------------------------------------------------------

Prepaid Pension Costs                              18,722      19,311
----------------------------------------------------------------------

Other Assets                                      112,137      78,296
----------------------------------------------------------------------

    TOTAL                                      $1,248,874  $1,278,171
======================================================================


                    McDERMOTT INTERNATIONAL, INC.
                     CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                    December 31,
                                                2003         2002
                                             ------------ ------------
                                                  (In thousands)
Current Liabilities:
  Notes payable and current maturities of
   long-term debt                            $    37,217  $    55,577
  Accounts payable                               146,665      163,811
  Accounts payable to The Babcock & Wilcox
   Company                                        42,137       32,379
  Accrued employee benefits                       69,923       60,897
  Accrued liabilities - other                    166,129      190,843
  Accrued contract cost                           69,928       53,335
  Advance billings on contracts                  176,105      329,031
  U.S. and foreign income taxes payable           14,727       31,176
----------------------------------------------------------------------

    Total Current Liabilities                    722,831      917,049
----------------------------------------------------------------------

Long-Term Debt                                   279,682       86,104
----------------------------------------------------------------------

Accumulated Postretirement Benefit
 Obligation                                       26,861       26,898
----------------------------------------------------------------------

Self-Insurance                                    60,737       71,918
----------------------------------------------------------------------

Pension Liability                                311,393      392,072
----------------------------------------------------------------------

Accrued Cost of The Babcock & Wilcox Company
 Bankruptcy Settlement                           100,916       86,377
----------------------------------------------------------------------

Other Liabilities                                109,631      114,510
----------------------------------------------------------------------

Commitments and Contingencies. (Note 10)

Stockholders' Deficit:
  Common stock, par value $1.00 per share,
   authorized 150,000,000 shares; issued
   68,129,390 and 66,351,478 shares at
   December 31, 2003 and 2002, respectively       68,129       66,351
  Capital in excess of par value               1,105,828    1,093,428
  Accumulated deficit                         (1,122,547)  (1,027,318)
  Treasury stock at cost, 2,061,407 shares at
   December 31, 2003 and 2002                    (62,792)     (62,792)
  Accumulated other comprehensive loss          (351,795)    (486,426)
----------------------------------------------------------------------

    Total Stockholders' Deficit                 (363,177)    (416,757)
----------------------------------------------------------------------

    TOTAL                                    $ 1,248,874  $ 1,278,171
======================================================================


                    McDERMOTT INTERNATIONAL, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS


                                        Year Ended December 31,
                                    2003        2002         2001
                                             (In thousands)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net Loss                          $ (95,229) $  (776,394) $   (20,022)
  Depreciation and amortization      44,504       40,620       62,264
  Income or loss of investees,
   less dividends                     5,477        7,156        2,616
  Loss (gain) on asset disposals
   and impairments - net             (6,171)       7,856        3,733
  Provision for (benefit from)
   deferred taxes                   (13,221)      38,041        9,269
  Gain on sale of businesses         (1,029)     (15,044)     (27,996)
  Impairment of J. Ray McDermott,
   S.A. goodwill                          -      313,008            -
  Loss on write-off of investment
   in The Babcock & Wilcox Company        -      224,664            -
  Estimated loss on The Babcock &
   Wilcox bankruptcy settlement      14,539       86,377            -
  Cumulative effect of accounting
   change                            (3,710)           -            -
  Other                               4,638       11,568          277
  Changes in assets and liabilities,
   net of effects from acquisitions
   and divestitures:
  Accounts receivable                18,770      (62,860)     (29,231)
  Accounts payable                  (14,682)      51,654       28,911
  Net contracts in progress and
   advance billings                 (74,926)     106,176       81,851
  Income taxes                      (16,488)     (91,387)      94,985
  Accrued liabilities                (2,632)      20,445      (32,615)
  Pension liability                  53,819       20,490      (11,388)
  Other, net                        (11,205)       7,824       13,957
----------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES                (97,546)      (9,806)     176,611
----------------------------------------------------------------------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
(Increase) decrease in restricted
 cash and cash equivalents         (135,656)      (8,090)     (30,491)
Acquisitions                              -            -         (644)
Purchases of property, plant and
 equipment                          (36,057)     (64,852)     (45,008)
Purchases of available-for-sale
 securities                        (285,896)  (1,361,752)  (1,360,280)
Maturities of available-for-sale
 securities                         281,684      744,538      161,901
Sales of available-for-sale
 securities                         135,472      775,441    1,229,087
Proceeds from asset disposals        24,097       41,095       53,056
Investments in equity investees           -            -         (800)
Other                                  (405)          49        4,872
----------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN)
INVESTING ACTIVITIES                (16,761)     126,429       11,693
----------------------------------------------------------------------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
Issuance of long-term debt          194,129            -            -
Payment of long-term debt            (9,500)    (208,416)     (15,110)
Payment of debt issuance costs      (18,577)           -            -
Increase (decrease) in short-term
 borrowing                           (8,850)      60,056      (96,062)
Issuance of common stock                  -        1,394        1,000
Other                                 2,376         (334)       4,500
----------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN)
FINANCING ACTIVITIES                159,578     (147,300)    (105,672)
----------------------------------------------------------------------
EFFECTS OF EXCHANGE RATE CHANGES
 ON CASH                                  2          119          (35)


                    McDERMOTT INTERNATIONAL, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS


                                            Year Ended December 31,
                                           2003      2002      2001
                                         --------- --------- ---------
                                                (In thousands)

----------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                          45,273   (30,558)   82,597
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT BEGINNING
 OF PERIOD                                129,517   160,075    77,478
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF
 PERIOD                                  $174,790  $129,517  $160,075
======================================================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
Cash paid during the period for:
  Interest (net of amount capitalized)   $ 17,693  $ 20,518  $ 38,166
  Income taxes (net of refunds)          $ 35,797  $119,962  $ (2,057)
======================================================================


    CONTACT: McDermott International, Inc.
             Jay Roueche, 281-870-5462
             jroueche@mcdermott.com